Brian McNamee
May 2, 2001

                                                                   Exhibit 10.49

May 2, 2001



Brian McNamee



Dear Brian:

I am pleased to offer you the position of Senior Vice President, Human Resources reporting to me. You will be based at our Thousand Oaks, California facility.

Base Salary and Annual Incentive
--------------------------------

Your monthly salary will be $29,167. In addition, you will be entitled to a $250,000 bonus which will be paid within 30 days of your start date. As an Senior Vice President, you will be eligible to participate in Amgen's Management Incentive Plan (the "MIP") pursuant to the terms of the MIP. Your annual target incentive opportunity will be 63% of your base salary earnings during the year. Your performance against pre-established goals and Amgen's performance will determine your actual incentive each year. However, in order to ease your transition to a new company and a new area, Amgen will guarantee a minimum incentive payment of $100,000 (payable in March 2002) for 2001 and $200,000 (payable in March 2003) for 2002. You must be actively employed by Amgen on December 31, 2001 and on December 31, 2002 to receive the guaranteed payments for 2001 and 2002, respectively.

Annual Retention Bonuses
------------------------

On each of the first five one-year anniversaries of your Start Date, Amgen will pay you a retention bonus in the amount of $100,000, provided that you are actively employed by Amgen on each such date. If you are not so employed on each such date, no portion of the bonus is considered earned or vested and no prorated payments will be made.

Stock Options
-------------

Subject to the approval of the Compensation Committee of the Amgen Board of Directors, you will be granted an option to purchase 100,000 shares of Amgen's common stock at a price equal to 100% of the fair market value on your start date. This option shall be an incentive stock option to the extent permitted by law, with the balance being granted as a non-qualified stock option. This option shall be vested at a rate of 25% per year for four years, beginning one year from the date of grant, and the option will expire seven years from the date of grant.

In addition, you will also be eligible to receive additional stock options as part of Amgen's Periodic Stock Option Program (the "PSOP"). Grants under the PSOP are discretionary and are

Brian McNamee
May 2, 2001

usually made in July of each year, as approved by Amgen's Compensation Committee. However, for 2001 and 2002, subject to approval by the Compensation Committee of Amgen's Board of Directors, Amgen will grant you an option to purchase 90,000 shares in each of these years at a price equal to 100% of the fair market value on the grant date. This option shall be an incentive stock option to the extent permitted by law, with the balance being granted as a non-qualified stock option. These options will be granted pursuant to, and in conformity with, the terms of the PSOP. These PSOP options will vest 20% per year for five years, beginning one year from the date of grant, and the options will expire seven years from the date of grant. You must be actively employed by Amgen on the PSOP grant date in each year to receive the PSOP grant for that year.

Termination
-----------

If, within the first five years of your employment with Amgen, either: (i) Amgen terminates your employment without Cause, as defined below, or (ii) you resign your employment due to a reduction of your duties or your base salary or annual target incentive opportunity under the MIP, then you will be entitled to three years of base salary and target incentive paid monthly and health care coverage unless coverage is obtained from another employer, but only if you sign a
                                                       ----
general release form furnished to you by Amgen. If you intend to resign your employment for reduction of duties or compensation, you must notify the Company in writing. If Amgen fails to cure or remedy your reason for resignation within thirty (30) days of its receipt of your notification and you still choose to resign, you must do so within fifteen (15) days of Amgen's failure to cure or remedy your reason.

As a Senior Vice President at Amgen, you will also be eligible to participate in the Amgen Inc. Change of Control Plan. A copy of the Plan and a summary are enclosed. If upon termination, you are also entitled to receive severance benefits under the Amgen Inc. Change of Control Severance Plan (the "COC Plan") on account of a termination covered by this provision, you will be paid the greater of the amount provided above or provided in the COC Plan, but not both amounts.

Solely for the purpose of this provision and Attachment 3, "Cause" means (i) your conviction of a felony, (ii) the engaging by you in conduct that constitutes willful gross neglect or willful gross misconduct in carrying out your duties to Amgen, resulting, in either case, in material economic harm to Amgen, unless you believed in good faith that such conduct was in, or not contrary to, the best interests of Amgen, (iii) your material breach of any of the terms of this letter agreement or the Proprietary Information and Inventions Agreement or (iv) your failure to follow any lawful directive of Amgen's Chief Executive Officer with respect to your employment. For purposes hereof, no act, or failure to act, on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith.

Benefits
--------

You will also have the opportunity to participate in our comprehensive benefits program. Amgen's excellent health care plan currently includes medical, dental, and vision coverage for you and your eligible dependents. Amgen currently pays the major expense for these programs

Brian McNamee
May 2, 2001

while staff members share through payroll deductions. Please be advised that in order for you and your dependents to be eligible for Amgen's medical coverage you must:

    1. Report to work at Amgen or another location to which you are required to travel and perform the regular duties of your employment.

    2. Contact the Amgen Benefit Center at Fidelity, 1-877-999-7779, to enroll within 31 days of your hire date.

    3.  Meet all other eligibility requirements under the plan.

Amgen's Retirement & Savings 401(K) Plan provides an opportunity for staff members to save up to 15% of their pay on a tax deferred basis. (Maximum statutory individual limit for 2001 will be $10,500). Amgen will also contribute to your 401(K) account to help you save for your future financial goals. The benefits, services and programs are summarized in the enclosed brochure called "Welcome to Amgen - Total Compensation and Benefits at Amgen." You will also be eligible for Amgen's Supplemental (401K) Retirement Plan (the "SRP").

You will also be entitled to senior executive physicals, financial counseling and tax preparation services at the same level as all other Amgen senior executives. When you travel on Amgen business, you may travel first class, provided that you make arrangements for such travel with Amgen's designated travel agents and pursuant to Amgen's travel and business expense policies. You will be responsible for paying all applicable income and employment taxes on your Amgen compensation and benefits and will be subject to all income and employment tax withholding, except as expressly provided otherwise with respect to certain relocation benefits described in Attachment 2.

Required Documents
------------------

Enclosed and included as part of this offer (Attachment 1) is information regarding Amgen's Proprietary Information and Inventions Agreement, the Immigration Reform & Control Act, and a packet of materials entitled "Arbitration of Disputes - Amgen Inc." which includes a Mutual Agreement to Arbitrate Claims. This offer is contingent upon your completing the items described in Attachment 1.

Relocation
----------

Also enclosed and included, as part of this offer (Attachment 2), is information about the main points of the relocation assistance which Amgen will provide to you to relocate to the "local area." The brochures included describe each component in more detail. Upon acceptance of this offer, please fill out the attached "Moving Forward...With Amgen" acceptance form and fax it to the Relocation Department at 805/447-1985 to initiate your relocation benefits. Gail Thomas will contact you as soon as possible to walk you through the process.

Employment At Will
------------------

By signing this letter, you understand and agree that your employment with Amgen is at-will. Therefore, your employment can terminate, with or without Cause, and with or without notice, at

Brian McNamee
May 2, 2001

any time, at your option or Amgen's option, and Amgen can terminate or change all other terms and conditions of your employment, with or without Cause, and with or without notice, at any time. This at-will relationship will remain in effect throughout your employment with Amgen Inc. or any of its subsidiaries, or affiliates. This letter constitutes the entire agreement, arrangement and understanding between you and Amgen on the nature and terms of your employment with Amgen. This letter supersedes any prior or contemporaneous agreement, arrangement or understanding on this subject matter. By executing this letter as provided below, you expressly acknowledge the termination of any such prior agreement, arrangement or understanding. Also, by your execution of this letter, you affirm that no one has made any written or verbal statement that contradicts the provisions of this letter. The at-will nature of your employment, as set forth in this paragraph, can be modified only by a written agreement signed by both Amgen's Chief Executive Officer and you which expressly alters it. This at-will relationship may not be modified by any oral or implied agreement, or by any Company policies, practices or patterns of conduct.

We are enthusiastic about the contribution you can make, and we believe that Amgen can provide you with attractive opportunities for personal achievement and growth. Please retain the original offer letter for your records. If you have any questions regarding this offer, please contact John Hillins at (805) 447 - 7456.


Sincerely,
/s/ Dennis Fenton




/s/ Brian McNamee              5/5/2001
----------------------------------------
Signature of Acceptance         Date

Enclosures

Brian McNamee
May 2, 2001

                                  ATTACHMENT 2
                                  ------------



RELOCATION ASSISTANCE COVERAGE

All relocation expense coverage to be provided as a part of your Amgen employment offer is outlined in this attachment. This relocation expense coverage is designed to offset most of the cost of your relocation. However, as a new staff member, it is expected that you will make every effort to reduce or eliminate relocation expense wherever possible.

Please Note: Upon acceptance of this offer, please fill out the attached "Moving Forward...With Amgen" acceptance form and fax it to the Relocation Department at 805/447-1985 to initiate your relocation benefits. Gail Thomas, our relocation manager, will contact you as soon as possible to walk you through the process.

     Marketing Assistance, Home Sale, and Home Sale Incentive Program
     ----------------------------------------------------------------

     A Marketing Assistance Program is available to assist in the sale of your current primary residence. Also, through the Home Sale Program, we will offer you the opportunity for a third party purchase of your current primary residence if you are unable to sell your home within 90 days. Under this program, an interest-free equity bridge loan is available to assist in the purchase of your new residence. The seller's normal, non-recurring closing costs associated with the sale of your home (i.e., real estate commission, title expense, etc.) will be paid by Amgen through this program. You are also eligible for the Home Sale Incentive Program which is designed to reward you for helping expedite the sale of your home. For additional information, and to initiate the program contact Gail Thomas.
     (805) 447-0397. You must contact her before taking any action to sell
                                          --------------------------------
     your home.
     ---------

     Additionally, should you close escrow on the purchase of a home in the Thousand Oaks prior to the sale of your current residence, Amgen will reimburse up to 3 months of your current mortgage payment and other reasonable related costs (i.e., utilities, prorated taxes, insurance, etc.).

     House Hunting Trip
     ------------------

     Amgen will reimburse you for your out of pocket expenses in connection with your house hunting efforts. You should call Dollie Grajczak at 805-447-6110 in Amgen's Corporate Travel Dept. for assistance with your travel plans. You will receive reimbursement upon presenting trip receipts (in the form of the airline tickets or hotel bill associated with this trip) to our Relocation Manager.

     Temporary Living Expenses
     -------------------------

     Temporary living lodging expense will be covered for up to one year in Amgen leased lodging units. Since Amgen has contracted for these temporary lodging

Brian McNamee
May 2, 2001

     accommodations, there is no need to make arrangements on your own. The Relocation Coordinator will assist in making these lodging arrangements for you. Amgen will also determine a per diem allowance, to be paid to you as a lump sum for food, telephone and miscellaneous expenses you may incur during your temporary living period.

     One-Way Travel Expenses
     -----------------------

     Amgen will reimburse one-way travel expenses for you and your household members to take residence in the Thousand Oaks area. If Amgen has arranged for your car to be moved by a moving company, Amgen will also pay for rental of one automobile, for up to 14 days You should contact Dollie Grajczak at 805-447-6110 in Amgen's Corporate Travel Dept. to make your travel reservations.

     Moving Household Goods
     ----------------------

     Amgen will arrange for packing, moving, and unpacking of normal household possessions, including up to two automobiles. Amgen will also pay for up to 365 days of storage of household goods, if necessary. Amgen will initiate contact with moving companies and will handle all details with the company assigned to your move.

     3-2-1 Mortgage Subsidy Program
     ------------------------------

     To assist you in the purchase of your new home in the Thousand Oaks area, Amgen will provide you the option of a temporary mortgage subsidy program. To participate in this program, you must obtain your first loan through one of the approved lenders with which Amgen has entered into a subsidy agreement.

     Through this program, Amgen will subsidize your mortgage as follows: 3 points the first 12 months, 2 points the second 12 months and 1 point the third 12 months. The payment of the mortgage subsidy will be handled between Amgen and the Mortgage Lender.

     Also, you will be reimbursed for Mortgage Loan Origination Fees, in an amount not to exceed one percent (1%) of the principal balance. An additional Six Hundred Fifty Dollars ($650.00) is granted for other Lender's Fees. These fees include, but are not limited to, fees for the appraisal, credit report, tax service fees, processing fees, flood zone determination fees, underwriting fees, warehouse fees, rate lock-in fees, broker fees, lender document preparation fees, commitment fees, lender courier fees, escrow waiver fees, and loan review fees. You will also be reimbursed for the customary non-recurring buyer's closing costs for Escrow and/or Title fees and home inspection.

     You will be required to sign an Employee Subsidy Agreement that will detail the terms of the program.

     If you choose not to or are unable to utilize the 3-2-1 Mortgage Subsidy Program, you will be eligible for reimbursement of up to three points (3%) of the mortgage amount for loan origination or discount expense. You will also receive reimbursement of the buyer's

Brian McNamee
May 2, 2001

     normal, non-recurring closing costs associated with the purchase of a home in the "local area".

     Please note that you are not required to obtain your first loan through an approved lender unless you intend to participate in the 3-2-1 Mortgage Subsidy Program

     For more information or to begin the process, please call your Relocation Specialist.

     Adjustable Rate Secured Loan
     ----------------------------

     To aid in the purchase of a home in the Thousand Oaks area, Amgen is prepared to offer you a five year, adjustable rate loan for up to $1,000,000 which will be secured by a second mortgage on your new home. However, you will be expected to provide a minimum down payment investment of at least 5% of the purchase price from your own funds or other sources which are not secured by this home.

     The loan will be funded prior to close of escrow at a date to be determined solely by Amgen. This loan will not be funded prior to you beginning your employment at Amgen.

     The 2001 rate on the loan is 5.0%. The rate is adjusted January 1st of each year based on the average "Introduction Rates" on adjustable loans as offered by California banks and savings & loans. The most the rate will change each year is 1% with a cap of 3% over the life of the initial loan. You will be required to make semi-monthly interest only payments by payroll deduction.

     Principal and accrued interest on the loan will be due and payable upon the earlier of the 5th anniversary of the loan date or 90 days after your employment with Amgen terminates for any reason. You may prepay interest or principal on the loan at any time.

     Tax Gross-up Assistance
     -----------------------

     Amgen will provide for tax assistance (gross-up) for the non-deductible portion of those reimbursed relocation expenses described in this Attachment 2 and which are considered as ordinary income for state or federal income tax purposes.

     Duration of Relocation
     ----------------------

     This relocation expense coverage is intended to assist you in getting established in your new residence in the Thousand Oaks area as quickly as possible. Therefore, it is required that all relocation assistance provided for in this attachment and all expense reimbursements for this assistance be completed within one year from your date of hire in your new location.